Exhibit 4.57
CU(01) — Finance — 2010 — 65 — 1463
The 2011-2012 Network Lease Agreement for the 21 Southern Provinces
Signed between
Unicom New Horizon Telecommunications Company Limited
And
China United Network Communications Corporation Limited
October 29, 2010

This Agreement is signed between the following two Parties on October 29, 2010 in Beijing of the People’s Republic of China:
The Leasing Party: Unicom New Horizon Telecommunications Company Limited (“Unicom New Horizon”)
Address: Room 610 of Office Build 3, No.18, Jianguomennei Street, Dongcheng District, Beijing
The Renting Party: China United Network Communications Corporation Limited (“CUCL”)
Address: No. 21 Financial Street,
Xicheng District, Beijing
Whereas:
(1) CUCL is a foreign investment company established under the laws of the PRC, which is 100% owned by China Unicom (Hong Kong) Limited (“Unicom Red Chip Company”). The major business of CUCL in China include: fixed-line local telephone service ( including local wireless loop service), public telegraph and telex services, domestic telecom facility services, fixed-line domestic long distance call service, fixed-line international long distance call service, IP telephone service (limited to Phone-to-Phone service), 900/1800MHz GSM 2G digital cellular mobile telecommunications service, WCDMA 3G digital cellular mobile telecommunications service, satellite international private line service, Internet data transmission service, international data telecommunications service, 26GHz radio access services; and mobile communications services in 31 provinces (autonomous regions and municipalities) such as Beijing, Tianjin, Shanghai, Liaoning, Hebei, Shandong, Jiangsu, Zhejiang, Fujian, Guangdong, Hubei, Anhui, Sichuan, Guizhou, Xinjiang, Chongqing, Shaanxi, Guangxi, Henan, Heilongjiang, Jilin, Jiangxi, Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Tibet;
(2) Unicom New Horizon is a limited company established and validly existing under the law of PRC, whose shares are 100% held by China United Network Communications Group Company Limited (“Unicom Group”). Unicom New Horizon owns the fixed networks assets of the 21 southern provinces and cities (regions);

Based on equality and mutual benefits, the Parties have reached the following agreement through friendly consultations:
Article 1 Definition
1.1	In this Agreement, unless the context (including “whereas” provisions and the annex of this Agreement) otherwise requires, the following expressions have the meanings defined below:

Unicom New Horizon (the Leasing Party)	Refers to Unicom New Horizon Telecommunications Company Limited
CUCL (the Renting Party)	Refers to China United Network Communications Corporation Limited
The target area/ 21 southern provinces and cities (regions)	Shanghai Municipality, Jiangsu Province, Zhejiang Province, Anhui Province, Fujian Province, Jiangxi Province, Hubei Province, Hunan Province, Guangdong Province, Guangxi Zhuang Autonomous Region, Hainan Province, Chongqing Municipality, Sichuan Province, Guizhou Province, Yunnan Province, Tibet Autonomous Region, Shaanxi Province, Gansu Province, Qinghai Province, Ningxia Hui Autonomous Region and Xinjiang Uygur Autonomous Region
Fixed communications network	For the purpose of this Agreement, it refers to various domestic and international fixed telecom networks, facilities and their affiliated equipment that are owned or succeeded by the leasing Party.
Fixed network services	It refers to the operation of various domestic and international fixed telecom network, facilities; provision of voice, data, image, and multimedia communications and information services based on fixed telecom network
The fixed network assets in 21 provinces and cities (regions)	It refers to the communications equipment and facilities related to the operation of the fixed communications network in the 21 southern provinces and cities (regions)
Lease term	It refers to the period agreed under 3.1 of this Agreement
Purchase options	It refers to the communications network purchasing option owned by the rent Party under Article 9 of this Agreement
1.2	Any article or clause mentioned in this Agreement, unless otherwise explicitly specified, shall be an article or clause under this Agreement.
1.3	Any party mentioned in this Agreement or other agreements or documents shall include the successor or permitted transferee.
1.4
Any law or any provision of the law mentioned in this Agreement shall include the modification and reenactment of the law and provision, the alternative provisions or all rules and legal documentations published according to the above-mentioned laws and provisions.

1.5	The titles of the articles and annex of this Agreement are only for the convenience of reading, which would not have any legal effect when explaining the contract.
Article 2 Principles and Major Contents of the Lease
2.1	The Leasing Party agrees to lease the fixed network assets of 21 southern provinces and cities (regions) according to the terms and conditions set forth in this Agreement.
2.2	The Parties confirm that the lease takes effect as of Jan 1, 2011 (including the day).
2.3
The Parties hereby agree that unless otherwise arranged, the Renting Party shall be the sole user of the fixed network assets of 21 southern provinces and cities (regions), upon which the Renting Party could operate its fixed-line services in the target areas pursuant to applicable laws and regulations of PRC.

2.4	As the consideration for the Leasing Party’s fulfillment of its obligations under this Agreement, the Renting Party shall pay the rent fee agreed under Article 5 of this Agreement.
2.5
All the business operation revenue generated by the fixed network services in the target areas, including but not limited to voice traffic fee, monthly rent fee, interconnection settlement income and other revenue generated by or related to network operation shall be collected by and belong to the Renting Party.

2.6	The costs for operation, management and maintenance of the fixed communications network shall be borne by the Renting Party.
Article 3 Lease Term
3.1	The expiration period of this Agreement and the lease term herein are two (2) years, starting from Jan 1, 2011 and ending on Dec 31, 2012.
3.2
Subject to the compliance of the laws and relevant state regulations, when the term of this Agreement or its extension expires, the Renting Party is entitled to, with at least two month prior notice to the Leasing Party, extend the renting of the fixed network assets of 21 southern provinces and cities (regions) according to the terms and conditions(except the rate of renting) set forth in this Agreement.

Article 4 Delay of Lease
4.1
If due to any incident or situation, the Leasing Party fails to provide any of the relevant telecom network facilities within the fixed network assets of 21 southern provinces and cities (regions), which may influence the Renting Party’s provision of fixed network services to its customers, the Leasing Party shall, as soon as possible (under any circumstances, within 5 working days after the Leasing Party being aware of the incident or situation), notify the Renting Party in writing. Such notification shall list the following:

4.1.1	The nature of the incident or situation and if it is caused by the reasons listed in provision 4.4;

4.1.2	If the Leasing Party believes that certain measures need to be taken for correcting the matter or enabling the network to operate as soon as possible, the Leasing Party must specify the measures; and
4.1.3	The impacts that such incident or situation might have on the Renting Party’s provision of fixed network service, including the number of possible affected fixed network users.
4.2	Once the Renting Party receives any notification based on Clause 4.1, it shall discuss possible corrective action with the Leasing Party in good faith.
4.3
In addition to the situation mentioned in Clause 4.4 of this Agreement, if the Leasing Party fails to provide any of the fixed networks assets in the 21 southern provinces and cities (regions) and thus affects the Renting Party’s provision of fixed networks services, the Leasing Party shall give a discount on the lease fee (hereinafter called “Delay Discount”). It is calculated as follows:

Delay Discount =
the number of Renting Party’s fixed network users affected by the delay × time of delay (number of days)× the ARPU of fixed network users(including basic communications and value-added services)/ number of days of corresponding months

In the above formula, “the number of Renting Party’s fixed network users affected by the delay” shall be confirmed in accordance with the Renting Party’s report and the actual proof provided; “the ARPU of fixed network users (including basic communications and value-added services)” shall be the average monthly ARPU of the fixed network users in affected areas during the period of three months before the delay, an figure which is confirmed by the Renting Party.

The Delay Discount shall be deducted from the lease fee (to be paid by the Renting Party to the Leasing Party) of the next term.
4.4	If any incident or situation notified by the Leasing Party to the Renting Party based on Clause 4.1 falls in the following category or caused by the following items:
4.4.1	Force Majeure;

4.4.2	The Renting Party materially fails to fulfill its substantial obligations under this Agreement, or prevents the Leasing Party from carrying out its duties under this Agreement; or

4.4.3	The need to abide by any applicable laws, any compulsory requirements set by the governmental authorities or other applicable compulsory stipulations;
unless such incident (only limited to the incidents stipulated in Clause 4.4.3) is caused by the Leasing Party’s violation of this Agreement, the Leasing Party is not responsible for giving any delay discount, liquidated damages or other compensations due to the inability (caused by such incidents) to lease the telecom network facilities to the Renting Party according to the terms and conditions of this Agreement; however, the Leasing Party shall resume the provision of related telecom network facilities which are interrupted due to such incidents at the earliest date possible.
Article 5 Lease Fee and Payment
5.1	The lease fee during the lease term is:
5.1.1	The lease fee for 2011 is 2.4 billion Yuan;

5.1.2	The lease fee for 2012 is 2.6 billion Yuan. Unless otherwise specified in writing between the two Parties, all payable lease fees shall be paid in RMB.
5.2	The lease fee shall be paid by quarter based on the standards listed in Clause 5.1 and transferred to the Leasing Party within 30 days after each quarter.
5.3	If, according to Clause 3.2 of this Agreement, both Parties agree to extend the lease term, the related lease fee shall be separately discussed between the two Parties.
Article 6 Ownership and Risk Sharing
6.1
Both Parties agree, the fixed communications network leased under this Agreement shall be owned by the Leasing Party. The Renting Party could, after the lease taking effect, build or expand related fixed communications network according to its business development needs, and ownership of those newly built and expanded network facilities and equipment (paid by the Renting Party itself) belong solely to the Renting Party. Pursuant to the applicable laws and regulations, the Parties shall underwrite their own network equipment and facilities respectively and enjoy the benefits of such insurances.

6.2
During the lease term, the Leasing Party shall be responsible for the risk of loss, theft, damage or destruction of the assets of fixed communication network, while the Renting Party is responsible for the loss of damage caused by the operation of fixed communication network within its target areas.

Article 7 Liabilities of the Parties to the Agreement
7.1	Liabilities of the Leasing Party
Without limiting the liabilities of the Leasing Party under other provisions of this Agreement, the Leasing Party shall hold the following liabilities to the Renting Party:
7.1.1	Obtaining and maintaining all the necessary government approval/authorization, license and other documents required for network operation, maintenance and upgrade;

7.1.2	Ensuring the fixed assets of the 21 southern provinces and cities (regions) could be delivered to the Renting Party for use during the lease term;
7.1.3	Trying its best to make sure the network quality indicators’ compliance with the agreed standards set by the two Parties;
7.1.4	If the Renting Party requires the Leasing Party to upgrade its network software or hardware, the Leasing Party shall try its best to meet the requirements as soon as possible;

7.1.5
Unless agreed in writing by the Renting Party, any part of the fixed communications network of the target areas shall not be rent or sold to any third party, or any third party shall not be allowed to use or operate the network for telecom service provision in any form;

7.1.6
Without the prior written consent of the Renting Party, the Leasing Party shall not, in any form, use or operate the fixed communications network of the target areas to provide telecom service to any third party, or compete with the listed Group in any other form;

7.1.7
If any part of the fixed communications network in the target areas breaks down, the Leasing Party shall provide all the necessary cooperation to the Renting Party, including contacting the network equipment providers and coordinating among the parties.

7.2	Liabilities of the Renting Party
Without limiting liabilities of the Renting Party under other provisions of this Agreement, the Renting Party shall hold the following liabilities to the Leasing Party:
7.2.1	Providing the information and materials about the network status, usage and operation as reasonably required by the Leasing Party from time to time;

7.2.2	Allowing the representative of the Leasing Party to examine the network during normal working time after a reasonable notification has been sent;

7.2.3	Being responsible for the maintenance and security of the network, and in charge of the maintenance of all the databases related to the network;

7.2.4	Allowing the Leasing Party to use the premise of the Renting Party for the purpose of fulfilling the Leasing Party’s duties under this Agreement;

7.2.5
(i) Taking all the necessary or favorable steps to protect all parts of network, trying to keep the network in a good state (excluding normal wear and tear), and (ii) maintaining the network according to the best practice commonly recognized by other fixed network service operators in China.

Article 8 Statement, Representation and Guarantee
8.1	Statement, representation and guarantee of the Renting Party to the Leasing Party:
8.1.1
The Renting Party is a legal entity formally registered and validly existing pursuant to the Chinese laws, and is operating with limited liability. It is entitled to own and use its capital to continue its ongoing services;

8.1.2
The Renting Party is capable of executing this Agreement, fulfilling the obligations under this Agreement and carrying out the transactions contemplated in this Agreement. In addition, it has taken all the necessary actions to approve the execution, fulfillment and delivery of this Agreement and carry out the transactions contemplated in this Agreement.

8.1.3	This Agreement becomes an integral part of the Renting Party’s legal, valid and binding liabilities;
8.1.4
The Renting Party’s execution and fulfillment of this Agreement and the performance of the transaction contemplated herein, is not and will not (i) be in contradiction with the incorporation documents of the Renting Party; or (ii) be in contraction with any document which has binding effects on the Renting Party or any of its assets or lead to violation of such documents, nor will it lead to any guarantee on any of its assets;

8.1.5
The Renting Party abides by the civil and commercial laws relating to its liabilities under this Agreement; neither the Renting Party nor any of its assets is entitled to exemption of any sort, and the Renting Party’s executing and fulfilling of this Agreement is a private commercial act; and

8.1.6
There is no pending or possible law suit, arbitration or administrative procedure, the failing of which will lead to major unfavorable impact on the Renting Party’s financial status or services, or on its capability to fulfill the liabilities under this Agreement.

8.2	Statement, representation and guarantee of the Leasing Party to the Renting Party:
8.2.1
The Leasing Party is a legal entity formally registered according to the Chinese law, and is operating with limited liability. It is entitled to own and use its capital to continue the services it is providing;

8.2.2
The Leasing Party is capable of executing this agreement, fulfilling the obligations under this Agreement and carrying out the transactions contenplated in this agreement. In addition, it has taken all the necessary actions to approve the execution, fulfillment and delivery of this Agreement and carry out the transactions contenplated in this Agreement.

8.2.3	This agreement becomes an integral part of the Leasing Party’s legal, valid and binding liabilities;
8.2.4
The Leasing Party’s execution and fulfillment of this Agreement and the performance of the transaction contemplated herein, is not and will not (i) be in contradiction with the incorporation documents of the Leasing Party; or (ii) be in contraction with any document which has binding effects on the Leasing Party or its assets or lead to violation of such documents, nor will it lead to any guarantee on any of its assets;

8.2.5
All approvals, consents, registration and notification with regard to the Leasing Party’s execution, fulfillment, legal effect and performance of this Agreement under the PRC laws and those necessary for the transaction contemplated herein, the obtaining or completion of which are the liability of the Leasing Party (depend on which is applicable), shall be already obtained or completed and must be in full validity;

8.2.6
The Renting Party’s usage of the network under this Agreement will not cause the Renting Party to violate any law, rule, order, license, waiver, consent, registration, approval or other authorization; and

8.2.7
The Leasing Party abides by the civil and commercial laws relating to its liabilities under this Agreement; neither the Leasing Party nor any of its asset is entitled to exemption of any sort, and the Leasing Party’s execution and fulfillment of this Agreement constitutes a private commercial act.

Article 9 Purchase Option
9.1
The Leasing Party hereby grants the purchase option for the fixed-line communication network of the target areas to the Renting Party. The Renting Party may exercise the purchase option during the lease term upon the delivery of a written notice to the Leasing Party.

9.2
The Leasing Party and the Renting Party shall in good faith conduct a negotiation on and sign a transfer agreement in relation to the fixed-line communication network of the target areas once it becomes practical. The purchasing price of the fixed-line communication network of the target areas shall be determined by a consultation between the Leasing Party and the Renting Party by taking into consideration of the evaluation results concluded under the applicable laws and regulations of China in combination with the fair value of such network.

9.3
The Renting Party shall exercise the purchase option in compliance with all applicable laws, regulations and regulatory rules (including the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited).

Article 10 Liability for Breach
10.1
Any untrue, inaccurate, incomplete statement and/or guarantee, any false statement, omission or misrepresentation, any violence of the commitment under this Agreement or any provisions thereof by either party shall be deemed as breach of this Agreement. Unless otherwise specified, the defaulting Party shall make complete and full compensations to the non-defaulting Party for the actual damages caused.

Article 11 Force Majeure
Force Majeure events shall mean any event that occurs after this Agreement takes effect and adversely affects the performance by a Party of its obligations under this Agreement in whole or in part, but only if and to the extent that such events are unforeseeable and the occurrence and effect could not be prevented or overcome. Should either the Leasing Party or the Renting Party (“affected Party”) be prevented, impeded or delayed from performing any of its obligations under this Agreement due to the Force Majeure event, then:
11.1
The affected Party may, subject to a notice of the Force Majeure event(s) delivered to the other Party in accordance with Clause 11.2 of this Agreement, suspend the performance of its obligations under this Agreement which is prevented, impeded or delayed by any Force Majeure event during the period for which such event lasts.

11.2
The affected Party shall immediately give the other Party a written notice of the Force Majeure event(s) after its occurrence, providing reasonable details on such Force Majeure event(s), including the occurrence, time as well as the effects of such event(s) on the affected Party’s ability to perform its obligations under this Agreement.

11.3	The affected Party shall use all reasonable efforts to mitigate the effects of the Force Majeure event(s) on its ability to perform the obligations under this Agreement.
11.4
The affected Party shall notify the other Party in writing of the termination or elimination of the Force Majeure event(s) and the duration of such event(s) after the cease of such event(s) without any delay. Both Parties shall recommence performance of their obligations under this Agreement.

Article 12 Confidentiality
12.1
The Parties shall, and shall ensure that their directors, senior officers, employees and agents, hold in confidence this Agreement, all terms and provisions thereof, and all documents and information in relation to this Agreement supplied by or on behalf of the other Party and shall not disclose this Agreement, any terms and provisions thereof or any above-mentioned documents and information to the third party without the prior written consent from the other Party. However, either Party shall be entitled to the following disclosure subjecting to a prior notice to the other Party:

12.1.1	any disclosure by either Party for the purpose of protecting its rights and benefits in any lawsuit or legal actions arising out of this Agreement or in respect thereof; or
12.1.2
any disclosure required by an order of a court of the competent jurisdiction (to be performed either in accordance with any disclosing procedures or in a pattern otherwise specified) or by any laws or any rules and regulations of any stock exchange or securities regulators; or

12.1.3	any disclosure made by either Party to its auditor, legal counselor or other professional consultants; or
12.1.4	any disclosure by either Party to any banks or other financing institutions, or potential financing institutions; or
12.1.5	any disclosure required by any applicable law or made by either Party for the performance of its obligations under this Agreement.
12.2
Nothing set forth in Clause 12.1 shall preclude the disclosure of materials, documents or other information relating to this Agreement by the Renting Party to China United Network Communications Limited (“Unicom A Share Company”) and its subsidiaries.

Article 13 Termination
13.1	The Renting Party may terminate this Agreement at any time by giving written notice at least ninety (90) day prior to the desired termination date.

13.2
In case of any continuing or material breach of any provisions of this Agreement by either the Leasing Party or the Renting Party (except the deliberate breach of this Agreement by either Party for the purpose of termination), should the defaulting Party fail to make any remedies for the breach within ninety (90) days after the receipt of a written notice containing information on details of breach and demanding remedies while such breach is remediable, the non-breaching Party shall be entitled to terminate this Agreement at any time, but to the extent that such termination will not affect any other rights hereunder of the Parties or the remedies.

13.3
If the defaulting Party only violates the provisions on time of performance rather than any other subject (in addition, the time of performance is not an essential element), such breach shall be deemed remediable.

13.4
The right to terminate this Agreement stipulated in this Article shall not infringe on any other right or remedy of either Party result from or arise out of the relevant breach (if any) or any other breach.

13.5
On termination of this Agreement due to any reason, the Parties shall have no further obligations hereunder except for rights or obligations otherwise specified or already properly accrued prior to such termination.

13.6	Notwithstanding Clause 13.1, this Agreement may be terminated at any time subject to the mutual consent in writing.
13.7
Upon the termination of this Agreement, the Renting Party shall return to the Leasing Party in good faith the fixed-line communication network and properly deal with the subsequent matters including customer service.

Article 14 Expenses
14.1
Save as otherwise provided herein, each Party shall bear its own expenses and expenditures (including legal fees and expenses) in connection with the negotiation, preparation and performance of this Agreement.

14.2	All stamp duties and other taxes payable in respect of this Agreement and any previous transactions hereto shall be borne by the Parties in equal share.
Article 15 Waiver, Rights and Remedies
Unless otherwise expressly provided herein, the waiver, failure or delay by either Party to exercise any right, power or remedy under this Agreement or any other transaction document shall not thereby act as a waiver of such right, power or remedy, nor shall the waiver, failure or delay affect the Party’s subsequent performance of such right, power or remedy, or any other right, power or remedy. Any single or partial exercise of any right, power or remedy shall not preclude any further exercise of such right, power or remedy. No waiver shall be effective unless made in writing and duly signed by an authorized representative of the waiving Party.

Article 16 Severability
All provisions under this Agreement and any other transaction documents shall be deemed severable. In the event that any provision contained herein shall be held to be invalid or unenforceable by reason of any law in any jurisdiction, such invalidity or unenforceability shall attach to such provision; and the Parties shall make all reasonable efforts to replace such provision with one that is valid and enforceable and which achieves, to the extent possible, the purpose of the original provision.
Article 17 Notices
17.1
All notices made under the provisions of this Agreement shall be in writing and duly signed by the sender of such notice (or an authorized representative), and shall be given by hand-delivery, postage prepaid recorded mail, express mail or registered mail, or facsimile transmission to the Parties with a specified recipient at the address or facsimile number set forth hereunder. Such notice shall be deemed officially delivered

(1)	at the time personally delivered, when delivered by hand;

(2)	upon transmission thereof, if by facsimile transmission; and

(3)	at the time actually delivered, if sent by postage prepaid recorded mail, express mail or registered mail.
Should any notice given by hand-delivery or facsimile transmission be delivered at non-working hour of the recipient, such notice shall be deemed received by such recipient at the working hour of the next working day thereafter.
All the time specified in this Article shall refer to the local time at which the receiving Party is located.
Article 18 Governing Law and Arbitration
18.1	This Agreement shall be governed by and construed in accordance with the laws of China.
18.2
The Parties shall put in good effort to resolve any dispute, conflict or claim (“Dispute”) arising under, out of, in connection with or relating to the interpretation or performance of this Agreement through amicable consultation. If such Dispute has not been resolved within sixty (60) days after the receipt by a Party of a request requiring consultations between the Parties to resolve the Dispute, such Dispute shall be submitted for arbitration.

18.3
Any Dispute shall be resolved by means of arbitration in accordance with the effective arbitration rule of China International Economic and Trade Arbitration Commission (“CIETAC”) when such Dispute is submitted. The Dispute shall be decided by three arbitrators, one appointed by each Party and the third appointed by the two chosen. In case the two arbitrators chosen by the Parties fail to determine the third arbitrator, CIETAC shall make the appointment of the third arbitrator.

18.4	The arbitration proceedings shall be conducted by CIETAC in Beijing and in the Chinese language, unless otherwise agreed by the Parties to the arbitration.
18.5	The award rendered by arbitration conducted pursuant to the foregoing proceedings shall be final and binding upon both Parties, and may be enforced in accordance with the terms and conditions thereof.
18.6
The arbitration fees shall be borne by the losing party. The Parties agree that, if one Party shall enforce the award rendered by any legal proceedings, the Party subject to such legal proceedings shall bear all reasonable fees, expenses and attorney fees.

18.7	During dispute settlement, the Parties shall continue to perform this Agreement except for the provisions in dispute.
Article 19 Effectiveness and Amendment
19.1
This Agreement shall not become effective unless reviewed and approved by the board of directors of the Unicom A Share Company and Unicom Red Chip Company, and duly signed by the legal representatives or their authorized representatives of the Parties with the official seals or special seals for contractual use stamped. Upon signature of this Agreement, any amendment to this Agreement (or any other transaction documents) shall be binding only if made in writing and duly signed by the legal representatives or their authorized representatives of the Parties with the official seals or special seals for contractual use stamped.

19.2
Except as expressly agreed, no amendment shall be construed as a general waiver of any provisions under this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of amendment, and such rights and obligations shall remain in full force and effect, except and only to the extent that they are so modified or varied.

19.3	No right or privilege under this Agreement shall be assigned by either Party or its successors except with the prior written consent of the other Party.

Article 20 Supplementary Provisions
20.1
(For the Parties entering into this Agreement) In case of any conflict between any provisions of this Agreement and any other agreements, the former shall prevail, unless (a) such other agreement expressly states its priority over this Agreement in such conflict; and (b) such other agreement is entered into by Parties to this Agreement, or such other agreement prevails over this Agreement in such conflict as otherwise agreed in writing.

20.2
This Agreement together with its attached annexures shall constitute all legal documents in connection with the leasing matter hereof and supersede all prior oral discussions and written agreements on this subject matter, except otherwise agreed by the Parties.

20.3
This Agreement shall be signed in ten (10) originals, each Party holding two (2) and others for the use of information disclosure, and review by and/or registration at the government authorities (if required), each of which shall be equally authentic.

(The next page is the signature page of this Agreement with no main text on it.)

(This page is the signature page for the 2011-2012 Network Lease Agreement for the 21 Southern Provinces and there is no main text on it.)
Unicom New Horizon Telecommunications Company Limited (Seal)
Signature of the legal representative or authorized representative

/s/ Zhao Yujun
China United Network Communications Corporation Limited (Seal)
Signature of the legal representative or authorized representative

/s/ Tong Jilu